Exhibit 23.1
[HJ & ASSOCIATES, LLC LETTERHEAD]
October 15, 2007
Numerex Corp.
1600 Parkwood Circle, Suite 500
Atlanta, Georgia 30339
Dear Sirs:
We hereby consent to the use of our audit report dated July 18, 2007 of Orbit One Communications, Inc. which is included in this 8-K/A of Numerex Corp., dated October 15, 2007.
We hereby consent to the incorporation by reference of said report in the Registration Statements of Numerex Corp. on Forms S-3 (File No. 333-140483, effective February 6, 2007; File No. 333-136093 effective July 28, 2006; File No. 333-122681 effective June 10, 2005 and File No. 333-114842 effective November 23, 2004) and on Forms S-8 (File No. 333-51780, effective December 13, 2000, File No. 333-105142, effective May 9, 2003 and File 333-143805, effective June 15, 2007).
HJ & Associates, LLC
American Institute of Certified Public Accountants
Member of Public Company Accounting Oversight Board